Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2011 RESULTS

- Total Revenues were up 74.1% and Service Revenues increased 45.9%, Excluding One-time Item -
-  Net Income of $555,000 or $0.01 Per Share, Adjusted EBITDA of $2.7 million –
- Successful Launch of AIS satellite –

Fort Lee, NJ, November 9, 2011 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the third quarter ended September 30, 2011.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended September 30,		Nine months ended September 30,

	2011	2010	2011	2010

Total Revenues (1)	$13,940	$13,912	$32,632	$29,166

Service Revenues (1)	$10,315	$12,975	$26,692	$27,134

Product Sales	$3,625	$937	$5,940	$2,032

Net Income (loss) attributable to ORBCOMM Inc.	$555	$(609)	$(717)	$(4,640)

Net Income (loss) per Common Share	$0.01	$(0.01)	$(0.02)	$(0.11)

EBITDA (2) (4)	$2,308	$302	$3,921	$(1,424)

Adjusted EBITDA (3) (4)	$2,694	$7,610	$5,241	$10,426

(1) For the third quarter of 2010, Total Revenues is $8,006 and Service Revenues is $7,069 after excluding the one-time recognition of $5.9 million of unamortized AIS deferred service revenue in the third quarter of 2010.  These figures were used to calculate the year-over-year increases for Total Revenues and Service Revenues. The Company believes it is useful for investors to evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing this significant one-time event.

(2) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.

(3) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, Noncontrolling Interests, Impairment Charges, and Loss on disposition of other investment in Alanco.

(4) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (loss), is among other financial tables at the end of this release.

Service Revenues for the quarter ended September 30, 2011 were $10.3 million versus $13.0 million in the third quarter of 2010 that included the one-time recognition of $5.9 million of unamortized AIS deferred service revenue.   Excluding this item, Service Revenues in the third quarter of 2011 increased 45.9% compared to the prior year quarter. Service revenues were positively impacted in the third quarter of 2011 by an increase in the number of subscribers, higher usage by some customers, and the inclusion of a full quarter from the StarTrak acquisition.  Product Sales increased in the third quarter to $3.6 million from $937,000 in the third quarter of 2010, with increases attributable to operations in Japan and the addition of StarTrak. Total Revenues for the quarter ended September 30, 2011, were $13.9 million and slightly higher than the prior year period. Excluding the impact of recognizing $5.9 million of unamortized AIS deferred service revenues in the prior year, Total Revenues were up 74.1% year-over year.

Costs and Expenses in the third quarter of 2011 were $13.0 million down 9.1% from the prior year period.  The reduction in expenses in this year’s third quarter compared to last year was due to an impairment charge for $6.5 million recognized in the third quarter of 2010.  Cost of Product Sales increased $2.1 million in the third quarter of 2011 compared to the prior year period due to higher Product Sales in 2011.  Cost of Service, Product Development, and Selling, General and Administrative Expenses were $10.0 million for the third quarter of 2011 compared to $7.2 million in the prior year third quarter, increasing $2.8 million primarily related to the addition of StarTrak expenses.  The third quarter of 2011 also included $0.4 million in Acquisition-related Costs, due to the StarTrak acquisition, compared to no Acquisition-related Costs last year.

The Company posted Income from Operations for the third quarter ended September 30, 2011 of $0.9 million compared to a Loss from Operations of $0.4 million in the third quarter of 2010.  Excluding the impact of $0.4 million in Acquisition-related costs in the current year quarter, Operating Income was $1.3 million in the third quarter of 2011.  Third quarter 2011 Net Income was $0.6 million compared to a Net Loss of $0.6 million in the prior year period.

At September 30, 2011, there were about 626,000 billable subscriber communicators, a 12.6% increase over the third quarter of 2010. Total net additions during the quarter were 20,000, with net satellite subscriber additions of more than 15,000 and terrestrial subscribers increasing less than 5,000.

ORBCOMM’s latest satellite – VesselSat-1- an Automatic Identification Service (AIS) enabled satellite, was successfully launched into orbit on October 12, 2011. This AIS-only satellite expands the coverage of ORBCOMM’s AIS service in the equatorial region where there is significant shipping activity and critical need for maritime awareness. VesselSat-1 provides additional capacity, higher refresh rates and improved data delivery speeds for AIS users worldwide.  The satellite is now fully functional and VesselSat1 is significantly out performing our prior technology.

“We are pleased to announce a strong quarter of financial results, and with the successful launch of VesselSat-1, we look forward to building on these results.  VesselSat-1 is a key component in our planned deployment of 20 satellites equipped with AIS vessel monitoring capability that will be unique in the world, giving customers a frequency of visibility to ship traffic unmatched by other systems.” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “This is a great start to the first of three launches scheduled through the end of the first quarter 2012.   We believe this technology will be a key component in vessel logistics, cargo monitoring, and safety and security at sea.”

“Achieving net income of $0.01 per share, and income from operations demonstrates the operating leverage in the model, as well as the success we have had so far with the integration of StarTrak.  Third quarter Adjusted EBITDA of $2.7 million is noteworthy in that it does not include any significant AIS revenue in the quarter this year, and we look forward to the positive impact that AIS revenues generated from the new satellite will have on Adjusted EBITDA,” said Robert Costantini, ORBCOMM’s Chief Financial Officer.

Business Highlights

ORBCOMM business highlights include:

•	StarTrak completed its first full quarter as part of the Company. StarTrak unit shipments showed double digit improvements in the third quarter compared to shipments in the second quarter of 2011.

•
ORBCOMM added Vodafone to its list of industry leading partnerships designed to collaborate on M2M vertical market solutions and drive innovation around dual-mode communication devices worldwide.   As demonstration of this collaboration, ORBCOMM announced a new value added reseller relationship with LocusTraxx in support of its SmartTraxx system. ORBCOMM will provide both satellite communications and Vodafone GSM connectivity in a dual mode communication platform. The SmartTraxx system wirelessly reports shipment temperature, door open or closed, location and security status from customer’s trailers, vessels and other equipment.

•
ORBCOMM continued its market expansion and geographic service availability by successfully obtaining an authorization of use of the ORBCOMM system in Israel. We can now provide service in the region to our existing global OEM customers and we are working with our local Country Representative to recruit new VARs and introduce ORBCOMM based solutions to the marketplace.

Financial Results and Highlights

Revenue

Service Revenues for the quarter ended September 30, 2011 were $10.3 million versus $13.0 million in the third quarter of 2010 that included the one-time recognition of $5.9 million of unamortized AIS deferred service revenue.   Excluding this item, Service Revenues in the third quarter of 2011 increased 45.9% compared to the prior year quarter. Service revenues were positively impacted in the third quarter of 2011 by an increase in the number of subscribers, higher usage by some customers, and the inclusion of a full quarter from StarTrak that contributed $1.9 million in incremental service revenues.  Product Sales increased in the third quarter to $3.6 million from $937,000 in the third quarter of 2010, with increases attributable to operations in Japan and the addition of StarTrak. Total Revenues for the quarter ended September 30, 2011, were $13.9 million and slightly higher than the prior year period.  Excluding the impact of recognizing $5.9 million of unamortized AIS deferred service revenues in the prior year, Total Revenues were up 74.1% year-over-year.

Billable Subscriber Communicators

As of September 30, 2011, there were about 626,000 billable subscriber communicators, compared to 556,000 billable subscriber communicators in the third quarter of 2010, an annual increase of 12.6%.

Costs and Expenses

Costs and Expenses in the third quarter of 2011 were $13.0 million down 9.1% from the prior year period.  The reduction in expenses in this year’s third quarter compared to last year was due to an impairment charge for $6.5 million recognized in the third quarter of 2010.  Cost of Product Sales increased $2.1 million in the third quarter of 2011 compared to the prior year period due to higher Product Sales in 2011.  Cost of Service, Product Development, and Selling, General and Administrative Expenses were $10.0 million for the third quarter of 2011 compared to $7.2 million in the prior year third quarter, increasing $2.8 million primarily related to the addition of StarTrak expenses.  The third quarter of 2011 also included $0.4 million in Acquisition-related Costs, due to the StarTrak acquisition, compared to no Acquisition-related Costs last year.  Excluding StarTrak, Selling, General and Administrative expense increases were nil.

Income (loss) from Operations and Net Income (loss)

The Company posted Income from Operations for the third quarter ended September 30, 2011 of $0.9 million compared to a $0.4 million loss in the third quarter of 2010.  Excluding the impact of $0.4 million in Acquisition-related costs in the current year quarter, Operating Income was $1.3 million in the third quarter of 2011.  Third quarter 2011 Net Income was $0.6 million compared to a Net Loss of $0.6 million in the prior year period.

Earnings per Common Share from continuing operations was $0.01 for the three months ended September 30, 2011 compared to Loss per Common Share from continuing operations of $0.01 for the prior year quarter. Net Income attributable to ORBCOMM Inc. was $0.01 per share for the three months ended September 30, 2011 compared to Net Loss attributable to ORBCOMM Inc. of $0.01 per share for the prior year quarter.

Adjusted EBITDA and EBITDA

EBITDA for the third quarter of 2011 was $2.3 million, compared to $0.3 million in the third quarter of 2010.  EBITDA for the nine months ended September 30, 2011 was $3.9 million compared to an EBITDA loss of $1.4 million in the prior year period.

Adjusted EBITDA for the third quarter of 2011 was $2.7 million, compared to an Adjusted EBITDA of $7.6 million in the third quarter of 2010.  Adjusted EBITDA for the nine months ended September 30, 2011 was $5.2 million compared to $10.4 million in the prior year period, with the prior year nine month period benefiting from the one-time recognition of $5.9 million in unamortized AIS deferred service revenue.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, and Restricted Cash as of September 30, 2011 increased $1.5 million to $84.2 million from $82.7 million at June 30, 2011. The increase is attributable to an increase in cash flow from operations of $3.6 million offset by capital expenditures of $2.1 million.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 1-877-941-0844 at least ten minutes prior to the start of the call. International callers should dial +1-480-629-9645.  To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, click on investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or +1 303-590-3030 internationally and enter reservation identification number 4486073. The replay will be available from approximately 12:00 PM ET on Wednesday, November 9, 2011, through 11:59 PM ET on Wednesday, November 16, 2010.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence a division of I.D. Systems, Inc., Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. Through the recently acquired StarTrak Systems, LLC business, ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the refrigerated transport market. Under its ReeferTrak® and GenTrakTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated transport assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets, maritime and homeland security; our acquisition of the StarTrak Systems, LLC business may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System (“AIS”) business; the ability to restore commercial-level AIS service in the near term; satellite launch and construction delays and cost overruns of our next-generation satellites; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy, and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our “Risk Factors” section in our annual report on Form 10-K for the year ended December 31, 2010.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini EVP and Chief Financial Officer ORBCOMM Inc. 201-363-4900 Costantini.robert@orbcomm.com	Jennifer Lattif Vice President The Abernathy MacGregor Group 212-371-5999 jcl@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)
	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$47,725	$17,026
Restricted cash	1,000	1,000
Marketable securities	33,208	67,902
Accounts receivable, net of allowances for doubtful accounts of $270 and $557	8,196	4,536
Inventories	1,907	172
Prepaid expenses and other current assets	1,652	1,377
Deferred income taxes	90	117
Total current assets	93,778	92,130

Satellite network and other equipment, net	74,677	71,684
Goodwill	9,099	-
Intangible assets, net	7,315	1,114
Restricted cash	2,220	3,030
Deferred income taxes	55	141
Other assets	1,414	1,092
Other investment	-	2,278

Total assets	$188,558	$171,469

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$3,655	$2,143
Accrued liabilities	6,938	6,043
Current portion of note payable	188	-
Current portion of deferred revenue	2,117	2,134
Total current liabilities	12,898	10,320
Note payable - related party	1,548	1,416
Note payable, net of current portion	3,433	-
Deferred revenue, net of current portion	1,437	1,239
Other liabilities	231	375
Total liabilities	19,547	13,350

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized;
184,455 and 0 shares issued and outstanding	1,843	-
Common stock, par value $0.001; 250,000,000 shares authorized; 45,668,527 and
42,616,950 shares issued and outstanding	46	43
Additional paid-in capital	243,681	234,125
Accumulated other comprehensive income	1,445	1,126
Accumulated deficit	(77,310)	(76,584)
Total ORBCOMM Inc. stockholders' equity	169,705	158,710
Noncontrolling interests	(694)	(591)
Total equity	169,011	158,119

Total liabilities and equity	$188,558	$171,469

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Service revenues	$10,315	$12,975	$26,692	$27,134
Product sales	3,625	937	5,940	2,032
Total revenues	13,940	13,912	32,632	29,166

Costs and expenses (1):
Costs of services	4,483	3,081	11,721	9,277
Costs of product sales	2,659	601	4,315	1,273
Selling, general and administrative	5,146	3,986	14,216	12,168
Product development	361	163	816	486
Impairment charge-satellite network	-	6,509	-	6,509
Acquisition-related costs	391	-	1,426	-
Total costs and expenses	13,040	14,340	32,494	29,713

Income (loss) from operations	900	(428)	138	(547)

Other income (expense):
Interest income	31	68	129	160
Other income (expense)	(14)	105	(220)	24
Interest expense	(110)	(48)	(236)	(144)
Total other income (expense)	(93)	125	(327)	40

Income (loss) from continuing operations before income taxes	807	(303)	(189)	(507)

Income taxes	272	-	578	-

Income (loss) from continuing operations	535	(303)	(767)	(507)

Loss from discontinued operations	-	(113)	-	(3,683)

Net income (loss)	535	(416)	(767)	(4,190)

Less: Net income (loss) attributable to the noncontrolling interests	(20)	193	(50)	450

Net income (loss) attributable to ORBCOMM Inc.	$555	$(609)	$(717)	$(4,640)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$546	$(609)	$(726)	$(4,640)

Net income (loss) attributable to ORBCOMM Inc.:
Income (loss) from continuing operations	$555	$(496)	$(717)	$(957)
Loss from discontinued operations	-	(113)	-	(3,683)
Net income (loss) attributable to ORBCOMM Inc.	$555	$(609)	$(717)	$(4,640)

Per share information-basic:
Income (loss) from continuing operations	$0.01	$(0.01)	$(0.02)	$(0.02)
Loss from discontinued operations	-	(0.00)	-	(0.09)
Net income (loss) attributable to ORBCOMM Inc.	$0.01	$(0.01)	$(0.02)	$(0.11)

Per share information-diluted:
Income (loss) from continuing operations	$0.01	$(0.01)	$(0.02)	$(0.02)
Loss from discontinued operations	-	(0.00)	-	(0.09)
Net income (loss) attributable to ORBCOMM Inc.	$0.01	$(0.01)	$(0.02)	$(0.11)

Weighted average common shares outstanding:
Basic	45,665	42,604	44,211	42,575
Diluted	45,788	42,604	44,211	42,575

(1) Stock-based compensation included in costs and expenses:
Costs of services	$34	$40	$94	$83
Costs of product sales	2	-	2	-
Selling, general and administrative	362	561	951	1,534
Product development	8	5	18	13
	$406	$606	$1,065	$1,630

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(767)	$(4,190)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Change in allowance for doubtful accounts	(291)	(249)
Depreciation and amortization	3,953	3,232
Accretion on note payable - related party	98	98
Amortization of debt discount for the 6% secured promissory note issued
in connection with the acquisition of StarTrak	9	-
Loss on dispostion of other investment in Alanco	305	-
Stock-based compensation	1,065	1,630
Foreign exchange losses	17	7
Amortization of premium on marketable securities	1,041	759
Decrease in fair value of indemnification assets	47	-
Deferred income taxes	121	-
Dividend received in common stock from other investment	(84)	(28)
Gain on settlement of vendor liabilities	-	(220)
Impairment charge-net assets held for sale	-	3,306
Impairment charge-satellite network	-	6,509
Changes in operating assets and liabilities:
Accounts receivable	(1,756)	(1,091)
Inventories	359	(91)
Prepaid expenses and other assets	(51)	161
Accounts payable and accrued liabilities	266	(1,025)
Deferred revenue	(269)	(6,564)
Other liabilities	(88)	347
Net cash provided by operating activities of continuing operations	3,975	2,591
Net cash used in operating activities of discontinued operations	-	(26)
Net cash provided by operating activities	3,975	2,565

Cash flows from investing activities:
Capital expenditures	(5,937)	(5,056)
Purchases of marketable securities	(47,497)	(114,301)
Proceeds from maturities of marketable securities	81,146	82,013
Purchase of other investment	-	(1,356)
Acquisition of net assets of StarTrak, net of cash acquired of $322	(1,876)	-
Change in restricted cash	810	(50)
Net cash provided by (used in) investing activities of continuing operations	26,646	(38,750)
Net cash provided by investing activities of discontinued operations	-	48
Net cash provided by (used in) investing activities	26,646	(38,702)

Cash flows from financing activities
Principal payment of note payable	(200)	-
Payment upon exercise of SARs	(24)	-
Net cash used in financing activities	(224)	-

Effect of exchange rate changes on cash and cash equivalents	302	413

Net increase (decrease) in cash and cash equivalents	30,699	(35,724)

Cash and cash equivalents:
Beginning of period	17,026	65,292

End of period	$47,725	$29,568

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010
Net Income (Loss) attributable to ORBCOMM Inc.	$555	$(609)	$(717)	$(4,640)
Net interest (income) expense	79	(20)	107	(16)
Provision for income taxes	272	-	578	-
Depreciation and amortization	1,402	931	3,953	3,232

EBITDA	2,308	302	3,921	(1,424)

Stock-based compensation	406	606	1,065	1,630
Loss on disposition of other investment in Alanco	-	-	305	-
Impairment Charges	-	6,509	-	9,770
Noncontrolling interests	(20)	193	(50)	450

Adjusted EBITDA	$2,694	$7,610	$5,241	$10,426

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, Noncontrolling interests, Impairment Charges, and Loss on disposition of other investment in Alanco (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.